                                                                                                                                                              UBS Asset Management

(Americas) Inc.

January 8, 2020

UBS Financial Services Inc.

1200 Harbor Boulevard

Weehawken, NJ 07086

Re:  Amendment to Dealer Agreement to Add New Series of UBS Series Funds (formerly known as UBS Money Series) (UBS Select ESG Prime Preferred Fund and UBS Select ESG Prime Institutional Fund)

Dear Sir or Madam:

We wish to amend and restate Schedule A to the following dealer agreement between UBS Financial Services Inc. and UBS Asset Management (US) Inc. (“UBS AM-US”) to reflect the launch of the above referenced funds:

·

Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Series Funds (formerly known as “UBS Money Series”) – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Tax-Free Reserves Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Reserves Fund, UBS Prime Preferred Fund, UBS Select Government Institutional Fund and UBS Select Government Preferred Fund (the "Agreement”).

Such Schedule A was last revised pursuant to our correspondence dated March 28, 2016.

We propose to amend and restate Schedule A as attached hereto, effective as of January 21, 2020, to add the names of the two new funds referenced above. We request that you please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to us and retaining one copy for your records.

Regards,

UBS ASSET MANAGEMENT (US) INC.

By:  /s/ Keith A. Weller       By:  /s/ Ken Goldfarb

Name: Keith A. Weller        Name: Ken Goldfarb

Title: Executive Director                                                     Title: Director

Accepted and Agreed to:

UBS FINANCIAL SERVICES INC.

By:  /s/ Traci Simpson                                                         By:  /s/ Melanie Selwyn

Name: Traci Simpson                                                          Name: Melanie Selwyn

Title: Executive Director     Title: Director

(Amended and Restated Schedule A to Dealer Agreement dated as of May 9, 2001, as amended, pertaining to UBS Series Funds – UBS Select Prime Institutional Fund, UBS Select Treasury Institutional Fund, UBS Tax-Free Reserves Fund, UBS Select Prime Preferred Fund, UBS Select Treasury Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Preferred Fund, UBS Prime Reserves Fund, UBS Select Government Institutional Fund and UBS Select Government Preferred Fund and effective January 21, 2020, UBS Select ESG Prime Preferred Fund and UBS Select ESG Prime Institutional Fund.  This revised Schedule A is to be effective as of January 21, 2020.)

SCHEDULE A

With respect to shares of the following funds sold pursuant to this Dealer Agreement:

List of Funds:

UBS Series Funds (formerly known as UBS Money Series) -

·	UBS Select Prime Institutional Fund
·	UBS Select Treasury Institutional Fund
·	UBS Tax-Free Reserves Fund
·	UBS Select Prime Preferred Fund
·	UBS Select Treasury Preferred Fund
·	UBS Tax-Free Preferred Fund
·	UBS Prime Reserves Fund
·	UBS Prime Preferred Fund
·	UBS Select Government Institutional Fund
·	UBS Select Government Preferred Fund
·	UBS Select ESG Prime Preferred Fund and
·	UBS Select ESG Prime Institutional Fund (each a “Fund” and collectively, the “Large Shareholder Funds”)

UBS Asset Management (US) Inc. (“UBS AM-US”) will pay UBS Financial Services Inc. a fee at the following annual rate:

Fee Rate Schedule:

·

if the aggregate average monthly assets in (1) the Large Shareholder Funds sold pursuant to this Dealer Agreement and (2) UBS (Cay) Select Prime Institutional Fund Ltd., UBS (Cay) Select Prime Preferred Fund Ltd., UBS (Cay) Select Treasury Institutional Fund Ltd. and UBS (Cay) Select Treasury Preferred Fund Ltd. that may be sold pursuant to a separate dealer agreement or placement agency agreement or similar document between UBS Financial Services Inc. and UBS AM-US (collectively, the “Covered Funds”) is less than $10 billion, then the annual rate is 0.04% of the average monthly value of a Fund’s assets;

·	if the aggregate average monthly assets in the Covered Funds is at least $10 billion but less than $30 billion, then the annual rate is 0.06% of the average monthly value of a Fund’s assets; and
·

if the aggregate average monthly assets in the Covered Funds is above $30 billion, then the annual rate is increased to 0.08% solely with respect to such assets above $30 billion (with the 0.06% rate being applicable to assets less than $30 billion) of the average monthly value of a Fund’s assets.

Provided that, the above amounts may be reduced by UBS Asset Management (US) Inc. (“UBS AM”), as indicated below:

Aggregate average monthly assets of Covered Funds is less than $10 billion:

If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than eight basis points (0.08%) during a month, then UBS AM-US shall pay UBS Financial Services Inc. at the annual rate of four basis points (0.04%); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than eight basis points (0.08%) during a given month, then the annualized rate to be paid shall equal four basis points (0.04%) less the amount by which the effective total ordinary annual operating expenses are less than eight basis points (0.08%) (rounded to the nearest basis point).

Aggregate average monthly assets of Covered Funds is at least $10 billion but less than $30 billion:

If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than ten basis points (0.10%) during a month, then UBS AM-US shall pay UBS Financial Services Inc. at the annual rate of six basis points (0.06%); however, in the event that the effective total ordinary annual operating expenses of a Fund are less than ten basis points (0.10%) during a given month, then the annualized rate to be paid shall equal six basis points (0.06%) less the amount by which the effective total ordinary annual operating expenses are less than ten basis points (0.10%) (rounded to the nearest basis point).

Aggregate average monthly assets of Covered Funds above $30 billion:

If the effective total ordinary annual operating expenses for a month (expressed as an annualized basis point rate) of a Fund are equal to or greater than twelve basis points (0.12%) during a month, then UBS AM-US shall pay UBS Financial Services Inc. at an annual rate of eight basis points (0.08%) solely with respect to such assets above $30 billion; however, in the event that the effective total ordinary annual operating expenses of a Fund are less than twelve basis points (0.12%) during a given month, then the annualized rate to be paid shall equal eight basis points (0.08%) less the amount by which the effective total ordinary annual operating expenses are less than twelve basis points (0.12%) (rounded to the nearest basis point).